Exhibit 10.1

Phone: 513-985-1920 Fax: 513-985-0999 www.aerpio.com	Aerpio Pharmaceuticals, Inc 9987 Carver Road, Suite 420 Cincinnati, OH 45242

July 15, 2018

Regina Marek, CPA MBA

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Dear Regina:

It is my pleasure to extend an offer of employment to you on behalf of Aerpio Pharmaceuticals, Inc. (“Aerpio”). Aerpio is proud of its achievements to date and we are looking to individuals such as yourself to play a key role in advancing our exciting drug products. We are convinced that you will make an impact, and we want to have you on our team.

This letter confirms to you Aerpio’s offer of full-time employment. The terms of our offer are as follows:

1.

Position: Vice President of Finance, reporting to Michael Rogers, Chief Financial Officer. Your primary responsibilities at Aerpio will be to manage all elements of the Company’s financial accounting, controls, reporting, and systems. Specific responsibilities will include direct oversight of the accounting staff, maintaining and preparing the Company’s financial statements, SEC filings, SOX compliance, technical accounting, tax accounting and compliance, internal financial reporting, and treasury. In your role, you will also act as the primary contact with our outside auditors, and work with the CFO in preparation of financial press releases and the preparation and presentation of materials for the Audit Committee of the Board of Directors.

2.	Start Date. Your start date will be on or around August 1, 2018.

3.	Compensation:

Your compensation will include the following.

(i) A base salary of $225,000 per year, paid monthly ($18,750 per month)

(ii) In addition to your base salary, you will be eligible to receive Incentive Compensation as follows:

(a)

Annual performance-based cash bonuses up to a maximum of 30% of salary. Such bonuses are at the discretion of the Board of Directors. For the year ending December 31, 2018, your bonus will be pro-rated from your start date

Subject: Regina Marek Offer

(b)

You will receive a grant of 80,000 stock options (pending Board approval), which will vest over four years. One quarter of these options will vest on the one-year anniversary of your start date, and the remainder will vest monthly, in equal installments, over the following 36 months. As a full-time employee, you will be eligible for future stock options (or other long-term incentive grants) and will be included in the employee equity incentive plan. All future stock option allocations will be subject to Board discretion and approval. To the extent that the Board approves long term incentive grants for the year ending December 31, 2018, any grants will pro-rated from your start date.

4.

Performance / Salary Reviews: The current policy, subject to change without notice, is that reviews are conducted on an annual basis. See Employee Handbook for more details regarding policies and expectations for employees of Aerpio.

5.

Severance: In the event that your employment is terminated without cause, Aerpio will pay you six (6) months of base salary. Such payments will be paid as salary continuation under Aerpio’s normal pay practices at that time.

6.

Benefits: The Company is committed to providing comprehensive and competitive benefits to its employees. The Company has a plan to provide for health care and dental insurance and as an employee you and your family may be eligible to join those plans. Eligibility for health care and dental insurance is contingent upon meeting the 25 hours per week threshold. The Company also provides a 401K plan, allowing employees to place pre-tax dollars in a retirement account up to the maximum permitted by law. The Company will provide twenty (20) days of paid time off (PTO) per calendar year, plus holidays, as defined and allocated in the Aerpio Employee Handbook. The number of vacation days available to you in 2018 is on a prorated basis depending on start date and percent year remaining. In addition to our “hard” benefits we offer a host of “soft” benefits such as a fun, flexible and stimulating work environment and the rewards of developing important new medicines.

7.

Taxes. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

8.

Contingencies: Additionally, this offer is contingent upon your submission of appropriate documentation for verification purposes in order for the Company to maintain compliance with the Immigration and Reform Control Act of 1986, as amended. Subsequent to accepting our offer, Aerpio expects all employees to complete and have in force an Employee Agreement, incorporated by reference herein, which will be sent in a subsequent mailing.

Subject: Regina Marek Offer

9.

Employment at Will: The parties hereto recognize that this offer of employment is not intended to create a contract of employment and both Aerpio and the employee retain the right to terminate the employment relationship at any time without cause.

10.	Covenants, Company Matters - Confidentiality and Assignment of Rights:

Employee shall not disclose, use or make known for Employee’s or another’s benefit other than for the benefit of the Company and its affiliates any Company Confidential Information (as further defined and elaborated in the Employee Agreement).

All ideas, concepts, inventions, improvements, programs, information technology, derivative works, processes, configurations, data, procedures, designs, techniques and other works of authorship, conceived or reduced to practice by Employee, either solely or in collaboration with others, during Employee’s employment with the Company, including but not limited to all copyright, trademark, patent, trade secret and intellectual property rights associated therewith, shall become and remain the exclusive property of the Company. Employee hereby assigns to the Company any and all of Employee’s right, title and interest in and to any of the foregoing, and Employee waives any claim that Employee may have thereto (as further defined and elaborated in the Employee Agreement).

11.

Interpretation, Amendment and Enforcement. This Offer Letter constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Ohio law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the state of Ohio in connection with any Dispute or any claim related to any Dispute.

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Subject: Regina Marek Offer

To indicate acceptance, please sign and return a copy of this letter (via fax, pdf or regular mail).

Gina, we look forward to you joining us at Aerpio. Everyone on the team who met you believes that you can make a great contribution to the success of Aerpio. Aerpio presents an opportunity to work with experienced, capable people whose primary mission is to make a significant difference in the lives of people with diabetes. We hope that you will join us in this endeavor.

Respectfully,

Aerpio Pharmaceuticals, Inc.

By:	/s/ Michael Rogers
Name: Michael Rogers
Title: Chief Financial Officer

cc:	Stephen Hoffman, Joseph Gardner

The undersigned accepts the above employment offer, agrees that it contains partial terms of employment with Aerpio Pharmaceuticals, Inc. By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with Aerpio Pharmaceuticals, Inc. It is further understood that this offer is confidential and disclosure of any of the terms and conditions contained herein constitute grounds for termination of employment or withdrawal of this offer.

Accepted:

/s/ Regina Marek
Regina Marek

Subject: Regina Marek Offer

Subject: Regina Marek Offer